CERTAIN INFORMATION FROM THIS DOCUMENT HAS BEEN REDACTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST BY CLICKSOFTWARE TECHNOLOGIES LTD. UNDER 17 C.F.R.SS.SS.200.80(B)(4), 200.83 AND 240.24B-2 AND SUBMITTED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                    First Amendment to the Teaming Agreement

This First Amendment ("Amendment #1") to the Teaming Agreement (as hereinafter defined) is entered into between IBM United Kingdom Limited ("IBM") and ClickSoftware Technologies Limited ("ClickSoftware"). This Amendment #1 shall be made a part of the Teaming Agreement and will come retroactively into force on July 1, 2005 ("Effective Date"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Teaming Agreement.

WHEREAS, ClickSoftware and IBM (collectively the "Parties" and each individually a "Party") entered into a Teaming Agreement dated July 1st 2004 (the "Teaming Agreement"), in order to establish the basis for a teaming relationship that provides a joint offering in the following solution areas:
Workforce Management, Field Force Automation and Asset Monitoring; and

WHEREAS, concurrently with the execution of the Teaming Agreement, the Parties entered into (a) a Warrant Agreement which sets forth the terms and conditions relating to the issuance of a warrant to IBM which will vest based on the achievement of revenue performance milestones described therein; and (b) a Share Purchase Agreement (as the same may be amended, modified or supplemented from time to time, the "Share Purchase Agreement") which sets forth the terms and conditions relating to the funding of the Project Office; and

WHEREAS, the Parties now wish to amend certain terms of the Teaming Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, ClickSoftware and IBM hereby agree as follows:

1. Section 4.A. of the Teaming Agreement (The Project Office) shall be amended as follows:

A. The first paragraph of Section 4.A. of the Teaming Agreement shall be deleted in its entirety and the following paragraphs shall be substituted in lieu thereof:

"The Project Office will manage the day-to-day affairs associated with the teaming relationship. IBM will dedicate ***(1) who will work full-time on the activities set forth in this Agreement and whose main objective will be to mainly to perform the activities in the Territory and to supervise the activities in Asia Pacific countries (the "Project Office Leader"). The cost of the Project Office Leader for the second year is in the amount of ***(1) (the "Second Year Consideration"). In addition, the Parties agree that ClickSoftware will allocate a budget which will potentially be used to support certain mutually-agreed project office activities and other joint mutually agreed activities to be performed under the Agreement, such as FTE personnel hours and/or the support of specific opportunities that would lead to win this opportunity or develop new qualified opportunities on a country or regional level (the "FTE Budget").

The activities to be covered by the FTE Budget shall be in the total value of up to ***(1).

The Parties will mutually agree on a case by case basis on the use of the FTE Budget or any part thereof for the activities under the Agreement. Payment shall be made based on IBM's invoice reflecting the actual amount of FTE personnel effort and/or the actual cost of mutually agreed activities, events or initiatives actually provided by IBM, less a discount of ***(1). The foregoing discount shall not apply to any out of pocket expenses incurred by IBM during the provision of the above-referenced activities or personnel effort.

For clarification purposes, it is hereby acknowledged and agreed that FTE Budget is part of (and not in addition to) the payment of ***(1) as specified in Amendment No. 1 to the Share Purchase Agreement."


2. The sixth paragraph of Section 4.A. shall be revised by removing the reference to Robbie Traube (who was originally named as the Clicksoftware Relationship Executive under the Teaming Agreement) and substituting in lieu thereof the name David Schapiro.


3. The third and fourth paragraphs of Section 5.B(6) of the Teaming Agreement (Project Office Funding) shall deleted in their entirety and the following paragraphs shall be inserted in substitution thereof:

"The funding of the Project Office Leader for the second year will be covered by the sale by IBM of the Shares purchased by IBM at the First Closing pursuant to the Share Purchase Agreement in the amount of U.S. ***(1) (the "Share Proceeds"). In addition, ClickSoftware shall pay to IBM an amount equal to U.S. ***(1), which constitutes the difference between the Share Proceeds and the Second Year Consideration. The ***(1) payment will be as follows: ***(1)

In the event that the parties mutually agree in writing to continue the Project Office teaming relationship for the third year, the Parties will discuss in good faith the terms and conditions and the scope of the Project Office for such third year."

-----------------

(1) Information redacted pursuant to a confidential treatment request by ClickSoftware Technologies Ltd. under 17 C.F.R.ss.ss.200.80(b)(4), 200.83 and 240.24b-2 submitted separately to the Securities and Exchange Commission.



4. Except as specifically amended hereby, the Teaming Agreement shall remain in full force and effect and is hereby ratified and confirmed.


IN WITNESS WHEREOF, the Parties hereto have caused this Amendment #1 to be duly executed by their representatives being thereunto duly authorized.


Agreed to:                                       Agreed to:
ClickSoftware Technologies Limited               IBM  United Kingdom Limited


By____________________________________           By___________________________
         Authorized signature                          Authorized signature

Name (type or print):                            Name (type or print):

Title:                                           Title:

Date:                                            Date:

Address:                                         Address: